Exhibit 21
ARRIS Group Inc. & Subsidiaries
ARRIS Group Inc., 58-2588724 (Delaware)
     Electronic Connector Corp. of Illinois, 36-3542005 (Illinois)
     ARRIS Korea, Inc., 51-0559046 (Delaware)
     ARRIS Korea, Inc. Korea Branch
     ARRIS International Netherlands, B.V. (Netherlands)
     ARRIS International Iberia, S.L., (Spain)
     Communicaciones Broadband S.A. de C.V. (Mexico)
     ANTEC Latin America, Inc., Sucursal Argentina (Argentina) (fka Communicaciones Broadband Argentina, S.A.)
     ANTEC Do Brasil LTDA (Brasil) (fka Communicaciones Broadband do Brasil, LTDA)
     Arris International Japan Kabushiki Kaisha (Tokyo, Japan)
     ARRIS International Telecommunicaciones (Chile)
     Arris Communications Ireland Limited (Ireland)